Exhibit 11



WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution

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(In thousands, except per share data)         1996          1995          1994
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Weighted average number of common
  shares outstanding                         9,613         9,877         9,916

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                     177           164            83
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  Total                                      9,790        10,041         9,999
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Net income                                 $37,740       $31,384       $27,662

Fully dilutive earnings per share ($)        $3.85         $3.13         $2.77

Primary earnings per share ($)                3.93          3.18          2.79